Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Platform Specialty Products Corporation (previously known as Platform Acquisition Holdings Limited) within the section “Changes in Registrant’s Certifiying Accountant”, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304(a) of Regulation S-K as part of the Form S-4 of Platform Specialty Products Corporation dated November 4, 2013. We agree with the statements concerning our Firm in such Form S-4.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

November 4, 2013